Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 26 day of June, 2023 (the “Effective Date”), between Christopher Boehmler (“Executive”) and Quantum Computing Inc. (the “Company”), a Delaware corporation.

WHEREAS, the Company desires to employ the Executive as the Company’s Chief Financial Officer, and the Executive is willing to serve in the foregoing position on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Term of Employment. Executive’s employment by the Company pursuant to this Agreement shall be considered to have commenced on July 1, 2023 (“Commencement Date”) and shall continue until terminated by the Company or by Executive for any reason. The effective date of any termination of Executive’s employment hereunder for any reason is hereinafter referred to as the “Termination Date”, and the period between the Commencement Date and the Termination Date is hereinafter referred to as the “Term”. For purposes of clarification, Executive is employed on an at-will basis and the provision of a Term does not change Executive’s at-will status nor does it entitle Executive to payment of any compensation if Executive’s employment is terminated during the Term, other than as specifically provided for below.

2. Duties and Responsibilities; Primary Work Location. The Executive agrees to work for the Company as its Chief Financial Officer (CFO) performing all of the duties and responsibilities inherent in such position. As the CFO the Executive shall report to the Company’s Chief Executive Officer (“CEO”) and the Company’s Board of Directors (the “Board”) and shall be subject to the supervision thereof, and Executive shall have such authority as is delegated by the CEO and the Board, which authority shall be sufficient for Executive to perform all of the duties of the office referenced herein. The Executive shall devote the Executive’s full business time and reasonable best efforts in the performance of the foregoing services. Subject to the restrictions set forth in Section 6.4, Executive may accept other board memberships or service with other organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company. Executive’s principal place of employment will be the Company’s corporate office located in Rosslyn, Virginia, provided that Executive will be required to travel from time to time for Company business.

3. Compensation and Benefits.

3.1 Salary. During the Term, the Company shall pay Executive a base salary at an annualized rate of $300,000 per year, payable in accordance with the Company’s customary payroll practices (the “Base Salary”). The Base Salary thereafter shall be subject to annual review and adjustment, as determined by the Board or its Compensation Committee (the “Compensation Committee”) in its sole discretion, provided, however, that the Base Salary may not be decreased without the Executive’s consent unless the compensation payable to all executives of the Company is also similarly reduced.

3.2 Initial Stock Option Grant. Subject to approval by the Board and such other approvals as the Board may deem necessary or appropriate to effectuate the grant contemplated by this paragraph, and Executive’s continued employment with the Company through the grant date of such grant, the Company will grant to Executive a non-qualified option to purchase 300,000 shares of common stock of the Company (the “Shares”) with an exercise price per Share equal to the grant date fair market value of one Share (the “Initial Stock Option”). The Initial Stock Option will be subject to all of the terms and conditions of the Company’s incentive equity plan (the “Equity Plan”), an individual award agreement to be entered into by Executive and the Company, and any other ancillary agreements that Executive may be required to enter into as a condition of such grant (collectively, the “Equity Documents”) (including as to vesting and forfeiture), which will provide, among other things, that the Initial Stock Option shall vest and become exercisable (i) as to 100,000 of the Shares subject to the Initial Stock Option immediately on the Initial Stock Option grant date, (ii) as to 100,000 of the Shares subject to the Initial Stock Option on the 12-month anniversary of the Initial Stock Option grant date, and (iii) as to 100,000 of the Shares subject to the Initial Stock Option on the 24-month anniversary of the Initial Stock Option grant date, in each case contingent on Executive’s continued employment with the Company through each vesting date. Notwithstanding anything herein to the contrary, in the event of any conflict between any terms of this Agreement and any terms of the Equity Documents with respect to the Initial Stock Option, the terms of the Equity Documents will prevail.

3.3 Annual Stock Option Grants. On the first anniversary of the Commencement Date, and on each subsequent anniversary of such date during the Term, subject to approval by the Board and such other approvals as the Board may deem necessary or appropriate to effectuate each grant contemplated by this paragraph, and Executive’s continued employment with the Company through the date of each such grant, the Company will grant to Executive an additional non-qualified option to purchase 125,000 Shares with an exercise price per Share equal to 110% of the grant date fair market value of one Share (the “Annual Stock Options”). The Annual Stock Options will be subject to all of the terms and conditions of the Equity Documents (including as to vesting and forfeiture), which will provide, among other things, that each Annual Stock Option shall vest and become exercisable over 3 years from the grant date of such Annual Stock Option, with one-third (1/3) of such Annual Stock Option vesting and becoming exercisable on the grant date, and the remainder of such Annual Stock Option vesting and becoming exercisable in equal monthly installments thereafter over the remainder of the applicable 3-year vesting term, in each case contingent on Executive’s continued employment with the Company through each vesting date. Notwithstanding anything herein to the contrary, in the event of any conflict between any terms of this Agreement and any terms of the Equity Documents with respect to any Annual Stock Option, the terms of the Equity Documents will prevail.

3.4 Annual Bonus. For the calendar year ending December 31, 2023 and for each subsequent calendar year ending during the Term, Executive will be eligible to receive an annual bonus in an amount up to fifty percent (50%) of Base Salary received by Executive during the applicable calendar year, subject to Executive achieving the performance milestones that are established and approved by the Board or the Compensation Committee within 60 days following the beginning of such year and communicated to Executive (the “Annual Bonus”). The Annual Bonus achieved for a given calendar year, if any, shall be earned by and paid to Executive in one lump sum in the next following calendar year within 90 days after the end of the year for which such bonus was achieved, contingent on Executive’s continued employment with the Company through the payment date of such Annual Bonus or such portion thereof; provided, however, that (i) the Board or the Compensation Committee may, subject to the requirements and limitations of Section 409A (as defined below), provide that a portion of any Annual Bonus amount (such portion, the “Deferred Bonus”) which would otherwise have been earned and paid under this Section 3.4 will not be so earned or paid, and that instead Executive will be granted restricted Shares with an aggregate grant date fair value equal to the Deferred Bonus, which will be subject to all of the terms and conditions (including as to earning, forfeiture and payment) of the Equity Documents; and (ii) the Company may delay, but not beyond the last day of the calendar year following the year for which an Annual Bonus was achieved (except as otherwise provided in the preceding clause (i)), the calculation and payment of any portion of such Annual Bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the calendar year in question. Notwithstanding anything in this Agreement to the contrary, it is intended that the deferrals contemplated under clause (i) of the preceding sentence comply with the requirements of Section 409A, including Treasury Regulations Section 1.409A-2(a)(2), and accordingly, Executive will not be permitted to elect the time and form of payment of any Deferred Bonus hereunder, and no portion of any Annual Bonus will be deferred hereunder unless the time and form of payment of such portion is designated by the later of the time Executive first has a legally binding right to such amount or the time Executive would be required under Section 409A to make an election to defer such amount.

3.5 Long-Term Incentives. During the Term, the Company may from time to time establish incentive programs, including but not limited to stock options, and the Executive will be eligible to participate in such incentive programs under terms to be set when such programs are approved by the Board and the Company’s shareholders. The Company may amend or terminate any such programs at any time, in its sole and absolute discretion.

3.6 Employee Benefits. During the Term, Executive shall be eligible to participate in any benefit plans that the Company maintains for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plans. During the Term, Executive shall also be eligible for paid time off in accordance with the Company’s paid time off policy as in effect from time to time. The Company may amend or terminate any such plans and policies at any time, in its sole and absolute discretion.

3.7 Reimbursement of Certain Expenses. Upon presentation of such substantiation and documentation as the Company may specify from time to time, Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses incurred and paid by the Executive during the Term.

3.8 Indemnification. The Company shall continue to indemnify Executive to the fullest extent permitted under applicable law, the Company’s Articles of Organization and the Company’s By-laws, each as they may be amended from time to time. The Executive shall be insured under the Company’s Directors’ and Officers’ liability policy in the same manner as other senior executives of the Company for as long as Executive is an officer or director of the Company and as long as the Company maintains such policy in force. Such indemnity and insurance shall survive the termination of Executive’s employment by the Company.

4. Termination of Employment. Executive’s employment under the terms of this Agreement, and this Agreement, will terminate upon the occurrence of the earliest of the following:

4.1 Termination by the Company for Cause. At the election of the Company, Executive’s employment may be terminated for “Cause,” immediately upon written notice by the Company to Executive. For the purposes of this Section, “Cause” for termination purposes shall be deemed to exist upon the occurrence of any of the following:

(a) Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(b) Executive’s dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or material failure to perform his duties under this Agreement which has not been cured by Executive within 10 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such failure to perform;

(c) a breach by the Executive of the Executive’s obligations under this Agreement; or

(d) Executive’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company.

4.2 Termination by the Company without Cause. At the election of the Company, Executive’s employment may be terminated without Cause (which will not include any termination described in Section 4.3 below) immediately upon written notice by the Company to Executive.

4.3 Death or Disability. Automatically and immediately upon Executive’s death or immediately upon written notice by the Company to Executive of termination due to Disability. As used in this Agreement, “Disability” shall occur when Executive, due to a physical or mental disability, for a period of 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform, with or without reasonable accommodation, the services contemplated under this Agreement, as determined by the Board in its reasonable discretion.

4.4 Termination by Executive for Good Reason. Subject to the notice and cure periods set forth in this paragraph, Executive’s employment may be terminated at the election of Executive for “Good Reason” (as defined below), upon written notice by the Executive to the Company. As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) a “material diminution” (as such term is used in Section 409A) of the duties assigned to Executive; (b) a material reduction in Base Salary (other than a reduction or change in Base Salary generally applicable to all executive employees of the Company); or (c) a material (greater than 50 miles) change in the geographic location at which Executive must perform the services from the location set forth in Section 2 above. Notwithstanding the occurrence of any of the events enumerated in this Section 4.4, no event or condition shall be deemed to constitute Good Reason unless (i) Executive reports the event or condition which the Executive believes to be Good Reason to the Board, in writing, within 45 days of such event or condition first occurring, (ii) within 30 days after the Executive provides such written notice of Good Reason, the Company has failed to fully correct such event or condition and to make the Executive whole for any such losses, and (iii) Executive actually resigns from employment with the Company upon the expiration of the Company’s 30-day cure period.

4.5 Termination by Executive without Good Reason. Executive’s employment may be terminated at the election of Executive without Good Reason, upon not less than 90 days prior written notice by Executive to the Company.

5. Effect of Termination.

5.1 Generally. In the event that Executive’s employment ends for any reason, the Company shall pay to Executive his Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company, which will be paid on the next regular Company payroll or at such earlier time as may be required by applicable law, and provide any benefits to which Executive may be entitled under the Company’s employee benefit plans, determined and paid in accordance with the terms of such plans (collectively, the “Accrued Benefits”). Except as otherwise expressly provided in this Section 5, Executive will have no right to receive any other compensation or benefits after any termination of Executive’s employment. Without limiting the foregoing, the effect of any termination of Executive’s employment with the Company on the Initial Stock Option, any Annual Stock Options, or any other incentive equity awards held by Executive will be governed by the applicable Equity Documents.

5.2 Termination by the Company without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 4.2 of this Agreement, or by Executive for Good Reason pursuant to Section 4.4 of this Agreement, Executive executes a release in favor of the Company in a form determined and provided by the Company, within the time required by the Company (but in no event later than the later of 30 days after Executive’s employment terminates or 21 days after presentation of such release to Executive), the period in which Executive is entitled to revoke such release has expired without any such revocation, and Executive continues to comply with Section 6 below and with any other applicable restrictive covenants in favor of the Company or its affiliates (collectively, the “Severance Conditions”), then, in addition to the Accrued Benefits, Executive will receive the following additional compensation and/or benefits:

(a) an amount equal to 12 months of Executive’s Base Salary in effect immediately prior to such termination, which will be paid in equal cash installments on regular Company payroll periods (no less frequently than monthly) over the 12-month period immediately following Executive’s termination of employment; provided, that the first installment payment will be made on the next regular Company payroll  after the Severance Conditions have been met and will include payment of any installment payments that were otherwise due prior thereto;

(b) subject to Executive’s timely election of continuation coverage under COBRA, continued payment or reimbursement by the Company of 100% of Executive’s premiums for such coverage, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such insurance coverage, for the 6-month period following Executive’s last day of employment or, if earlier, until Executive first becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source (and Executive agrees to immediately notify the Company in writing if Executive becomes so covered); and

(c) any Annual Bonus actually achieved for the calendar year in which termination occurs pursuant to Section 3.4, prorated based on the length of Executive’s employment with the Company during such year, which will be paid at the time and in the form set forth in such Section 3.4.

5.3 Termination by the Company without Cause or Termination by Executive for Good Reason within 12 Months after a Change of Control. Additionally, in the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 4.2 of this Agreement, or by Executive for Good Reason pursuant to Section 4.4 of this Agreement, in each case within twelve (12) months after the date of consummation of a “Change of Control” (as defined below), and Executive has complied with the Severance Conditions, then, in addition to the Accrued Benefits and the compensation and/or benefits set forth in Section 5.2 above, Executive will receive the following compensation and/or benefits:

(a) an additional sum equal to 12 months of Executive’s Base Salary in effect immediately prior to such termination.

For purposes of this Section 5.3, “Change of Control” means the first occurrence after the Effective Date of the acquisition (other than an acquisition directly from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of (i) 50% or more of the then outstanding Voting Stock, or (ii) Voting Stock which has the effect of increasing the percentage of Voting Stock owned by any such individual, entity or group to 50% or more of the then outstanding Voting Stock, shall not constitute a Change of Control. Notwithstanding the foregoing, for purposes of any payment or benefit under this Agreement that constitutes “deferred compensation” subject to Section 409A, a Change of Control will not occur unless such Change of Control also constitutes a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A.

6. Nondisclosure and Noncompetition.

6.1 Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his/her duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of her/his duties for the Company.

(c) Executive agrees that his/her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(d) Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit against the Company for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.2 Inventions.

(a) Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or un-patentable, copyrightable or un-copyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) to any invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Executive’s employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(b) Assignment of inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment and for one year thereafter, except as limited by 6.2(a) above, except those Inventions that Executive develops entirely on Executive’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.

(c) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d) Patents. Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.2. Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3 Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or his duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to Executive involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

6.4 Noncompetition and Non-solicitation.

(a) During Executive’s employment with the Company and for a period of 12 months after the cessation of Executive’s employment with the Company for any reason or for no reason, Executive will not in the Restricted Area directly or through others, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of quantum computing development or such other services or products provided by the Company at the time employment ends in a capacity or position that is the same or substantially similar to any position Executive held during the final 12 months of his employment with the Company, whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity. in any state in which Executive carries out his duties and responsibilities for the Company. For the purposes this Section, “Restricted Area” shall mean any state in which Executive carries out his duties and responsibilities for the Company. In the event that any state in which Executive carries out his duties and responsibilities for the Company is determined by any court of competent jurisdiction to be overbroad, the “Restricted Area” shall be reduced to the following: the territories to which Executive was assigned or for which Executive had responsibility at any time in the twelve (12) months prior to the cessation of his employment with the Company.

(b) During Executive’s employment with the Company and for a period of 12 months after the cessation of Executive’s employment for any reason or for no reason, Executive will not, directly or through others, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or work for another person or entity for purposes of competitive employment.

(c) During Executive’s employment with the Company and for a period of 12 months after cessation of Executive’s employment for any reason or for no reason, Executive will not, directly or through others, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company. The forgoing provision of Section 8 shall not restrict Executive from providing a service to a customer or client of the Company if Executive does not initiate contact with or solicit the customer or client. Further, this provision is limited to those clients, customers or accounts, or prospective clients, customers or accounts with whom Executive had “material contact” which means those persons or entities with whom Executive dealt, whose dealings were coordinated or supervised by Executive, about whom Executive obtained Confidential Information, or, for customers or clients, who received products and services from the Company in the last 12 months of Executive’s employment with the Company.

6.5 Interpretation of Agreement. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 Restrictions Necessary. The restrictions contained in this Section are necessary for the protection of the business, proprietary information, and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The prevailing party shall be entitled to recover its reasonable attorneys’ fees in such an action. In addition, the Company’s obligation to pay Executive the amount set forth in Section 5.2 or 5.3 shall terminate in the event Executive materially breaches any terms and conditions in Section 6.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement between the Company and the Executive. For the avoidance of doubt, however, this Agreement is in addition to, and shall not supersede the Equity Documents or any other stock option agreement between the Company and Executive.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9. Arbitration. All disputes concerning compliance with or the interpretation of this Agreement, or any other aspect of Executive’s employment with the Company or the termination of that employment, shall be resolved by a single arbitrator under the Employment Dispute Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. Notwithstanding the foregoing, any claims by the Company concerning Executive’s compliance with the Nondisclosure and Noncompetition provisions of this Agreement are excluded from the scope of this Arbitration provision and may be brought in any court of competent jurisdiction.

10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws thereunder.

11. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by her/him.

13. Tax Matters.

13.1 Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings.

13.2 Section 409A.

(a) Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(b) For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c) To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(e) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to Executive’s “termination”, “termination of employment” or like terms will mean Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

(f) Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Executive’s separation from service, Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.

14. Miscellaneous.

14.1 Survival. Sections 5 through 14 hereof will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Term and/or this Agreement.

14.2 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.4 Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

14.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

14.6 Independent Counsel. The Executive acknowledges that Executive has been represented (or has had the opportunity to be represented) in the signing of this Agreement and in the making of its terms by independent legal counsel, selected of the Executive’s own free will, and that the Executive has had the opportunity to discuss this Agreement with counsel. Executive further acknowledges that Executive has read and understands the meaning and ramifications of this Agreement and as evidence of this fact signs this Agreement below. The Executive further acknowledges that the Company has not made any representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to Executive and that the Executive has been advised of the importance of seeking independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that the Executive has, after being advised of the potential conflicts between Executive and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the date first above written.

QUANTUM COMPUTING INC.

By:
	Name:	Robert Liscouski
	Title:	Chief Executive Officer

EXECUTIVE

By:
Chris Boehmler

[Signature page for employment agreement]